AGREEMENT AND PLAN OF MERGER

                                   BY AND AMONG

                       JAMES RIVER CORPORATION OF VIRGINIA,

                            JAMES RIVER DELAWARE, INC.

                                       and

                             FORT HOWARD CORPORATION











                             Dated as of May 4, 1997







                                TABLE OF CONTENTS

                                                                 Page

                                    ARTICLE I

                                    THE MERGER

         SECTION 1.01.  The Merger...............................   1
         SECTION 1.02.  Effective Time...........................   2
         SECTION 1.03.  Effect of the Merger.....................   2
         SECTION 1.04.  Certificate of Incorporation; By-laws....   2
         SECTION 1.05.  Directors and Officers...................   2

                                    ARTICLE II

                CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01.  Conversion of Securities.................   3
         SECTION 2.02.  Exchange of Certificates.................   4
         SECTION 2.03.  Stock Transfer Books.....................   7
         SECTION 2.04.  Stock Options and Other Stock Awards.....   8

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 3.01.  Organization and Qualification;
                        Subsidiaries............................9
         SECTION 3.02.  Certificate of Incorporation and By-laws;
                        Corporate Books and Records..............  10
         SECTION 3.03.  Capitalization...........................  10
         SECTION 3.04.  Authority Relative to This Agreement.....  11
         SECTION 3.05.  No Conflict; Required Filings and
                        Consents.................................  12
         SECTION 3.06.  Permits; Compliance......................  13
         SECTION 3.07.  SEC Filings; Financial Statements........  13
         SECTION 3.08.  Absence of Certain Changes or Events.....  14
         SECTION 3.09.  Employee Benefit Plans; Labor Matters....  14
         SECTION 3.10.  Accounting and Tax Matters...............  17
         SECTION 3.11.  Contracts; Debt Instruments..............  17
         SECTION 3.12.  Litigation...............................  18
         SECTION 3.13.  Environmental Matters....................  18
         SECTION 3.14.  Trademarks, Patents and Copyrights.......  20
         SECTION 3.15.  Taxes....................................  20

         SECTION 3.16.  Opinion of Financial Advisor.............  21
         SECTION 3.17.  Vote Required............................  21
         SECTION 3.18.  Brokers..................................  21
         SECTION 3.19.  Insurance................................  22

                                    ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGER SUB

         SECTION 4.01.  Organization and Qualification;
                        Subsidiaries.............................  22
         SECTION 4.02.  Certificate of Incorporation and By-laws;
                        Corporate Books and Records..............  22
         SECTION 4.03.  Capitalization...........................  23
         SECTION 4.04.  Authority Relative to This Agreement.....  24
         SECTION 4.05.  No Conflict; Required Filings and
                        Consents.................................  25
         SECTION 4.06.  Permits; Compliance......................  26
         SECTION 4.07.  SEC Filings; Financial Statements........  26
         SECTION 4.08.  Absence of Certain Changes or Events.....  27
         SECTION 4.09.  Employee Benefit Plans; Labor Matters....  27
         SECTION 4.10.  Accounting and Tax Matters...............  29
         SECTION 4.11.  Contracts; Debt Instruments..............  29
         SECTION 4.12.  Litigation...............................  30
         SECTION 4.13.  Environmental Matters....................  31
         SECTION 4.14.  Trademarks, Patents and Copyrights.......  31
         SECTION 4.15.  Taxes....................................  32
         SECTION 4.16.  Ownership of Merger Sub; No Prior
                        Activities...............................  33
         SECTION 4.17.  Opinion of Financial Advisor.............  33
         SECTION 4.18.  Vote Required............................  33
         SECTION 4.19.  Brokers..................................  33
         SECTION 4.20.  Insurance................................  33

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01.  Conduct of Business by the Company
                        Pending the Closing......................  34
         SECTION 5.02.  Conduct of Business by Parent Pending
                        the Closing..............................  37
         SECTION 5.03.  Cooperation..............................  39
         SECTION 5.04.  Notices of Certain Events................  39
         SECTION 5.05.  Contractual Consents.....................  40

                                    ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01.  Registration Statement; Proxy Statement..  40
         SECTION 6.02.  Stockholders' Meetings...................  42
         SECTION 6.03.  Access to Information; Confidentiality...  42
         SECTION 6.04.  No Solicitation of Transactions..........  42








         SECTION 6.05.  Appropriate Action; Consents; Filings....  44
         SECTION 6.06.  Pooling..................................  46
         SECTION 6.07.  Letters of Accountants...................  46
         SECTION 6.08.  Update Disclosure; Breaches..............  47
         SECTION 6.09.  Pooling Affiliates.......................  47
         SECTION 6.10.  Public Announcements.....................  48
         SECTION 6.11.  NYSE Listing.............................  48
         SECTION 6.12.  Employee Matters.........................  48
         SECTION 6.13.  [Intentionally Omitted]..................  48
         SECTION 6.14.  Indemnification of Directors and
                        Officers.................................  48
         SECTION 6.15.  Plan of Reorganization...................  49
         SECTION 6.16.  Headquarters.............................  50
         SECTION 6.17.  Obligations of Merger Sub................  50

                                   ARTICLE VII

                                CLOSING CONDITIONS

         SECTION 7.01.  Conditions to Obligations of Each Party
                        Under This Agreement.....................  50
         SECTION 7.02.  Additional Conditions to Obligations
                        of Parent and Merger Sub.................  51
         SECTION 7.03.  Additional Conditions to Obligations
                        of the Company...........................  52

                                   ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.  Termination..............................  54
         SECTION 8.02.  Effect of Termination....................  55
         SECTION 8.03.  Amendment................................  56
         SECTION 8.04.  Waiver...................................  56
         SECTION 8.05.  Fees and Expenses........................  57

                                    ARTICLE IX

                                GENERAL PROVISIONS

         SECTION 9.01.  Non-Survival of Representations and
                        Warranties...............................  57
         SECTION 9.02.  Notices..................................  57
         SECTION 9.03.  Certain Definitions......................  58
         SECTION 9.04.  Headings.................................  59
         SECTION 9.05.  Severability.............................  59
         SECTION 9.06.  Entire Agreement.........................  59
         SECTION 9.07.  Assignment...............................  60
         SECTION 9.08.  Parties in Interest......................  60
         SECTION 9.09.  Mutual Drafting..........................  60
         SECTION 9.10.  Governing Law............................  60
         SECTION 9.11.  Counterparts.............................  60



         ANNEX A                       EMPLOYEE BENEFITS
         EXHIBITS 1(a), (b) and (c)    FORMS OF SUPPORT LETTERS
         EXHIBIT 6.09(a)               FORM OF COMPANY AFFILIATE LETTER
         EXHIBIT 6.09(b)               FORM OF SOUTHFORK AFFILIATE
                                       LETTER
         EXHIBIT 7.03(d)               FORM OF REGISTRATION RIGHTS
                                       AGREEMENT
         EXHIBIT 7.03(e)               FORM OF STOCKHOLDERS AGREEMENT

         Index of Defined Terms

                                                   Section

         affiliate                                 Section 9.03(a)
         Agreement                                 Preamble
         Articles Amendment                        Section 4.04
         beneficial owner                          Section 9.03(b)
         Blue Sky Laws                             Section 3.05(b)
         Business Day                              Section 9.03(c)
         CERCLA                                    Section 3.13
         Certificate of Merger                     Section 1.02
         Certificates                              Section 2.02(b)
         Code                                      Preamble
         Company                                   Preamble
         Company Benefit Plans                     Section 3.09(a)
         Company Breakup Fee                       Section 8.02(b)
         Company By-laws                           Section 3.02(a)
         Company Certificate                       Section 3.02(a)
         Company Change in Control Arrangements    Section 3.09(e)
         Company Common Stock                      Section 2.01(a)
         Company Disclosure Schedule               Article III Preamble
         Company Material Adverse Effect           Section 3.01
         Company Material Contract                 Section 3.11
         Company Meeting                           Section 6.02
         Company Option                            Section 2.04
         Company Permits                           Section 3.06
         Company Preferred Stock                   Section 3.03
         Company SEC Filings                       Section 3.07(a)
         Company Stock Option Plans                Section 2.04
         Company Subsidiaries                      Section 3.01
         Company Trigger Event                     Section 8.02(b)
         Competing Transaction                     Section 6.04(c)
         Confidentiality Agreements                Section 6.03(b)
         control                                   Section 9.03(d)
         DGCL                                      Preamble
         Effective Time                            Section 1.02
         Environmental Laws                        Section 3.13
         Environmental Permits                     Section 3.13
         ERISA                                     Section 3.09(a)

         Excess Shares                             Section 2.02(e)(ii)
         Exchange Act                              Section 3.05(b)
         Exchange Agent                            Section 2.02(a)
         Exchange Fund                             Section 2.02(a)
         Exchange Ratio                            Section 2.01(a)
         GAAP                                      Section 3.07(b)
         Governmental Entity                       Section 3.05(b)
         Hazardous Materials                       Section 3.13
         HSR Act                                   Section 3.05(b)
         Indemnified Parties                       Section 6.14(b)
         Insurance Amount                          Section 6.14(c)
         IRS                                       Section 3.09(a)
         knowledge                                 Section 9.03(e)
         Law                                       Section 3.05(a)
         Merger                                    Preamble
         Merger Consideration                      Section 2.01(d)
         Merger Sub                                Preamble
         Merger Sub Common Stock                   Section 2.01(c)
         Merrill Lynch                             Section 4.17
         Morgan Stanley                            Section 3.16
         1995 Plan                                 Section 2.04
         NYSE                                      Section 2.02(e)(ii)
         Order                                     Section 6.05(a)(ii)
         Parent                                    Preamble
         Parent Benefit Plans                      Section 4.09(a)
         Parent Breakup Fee                        Section 8.02(c)
         Parent Common Stock                       Section 2.01(a)
         Parent Disclosure Schedule                Article IV Preamble
         Parent Material Adverse Effect            Section 4.01
         Parent Material Contract                  Section 4.11
         Parent Meeting                            Section 6.02
         Parent Option                             Section 2.04
         Parent Permits                            Section 4.06
         Parent Preferred Stock                    Section 4.03
         Parent SEC Filings                        Section 4.07(a)
         Parent Stock Options Plans                Section 4.03
         Parent Subsidiaries                       Section 4.01
         Parent Trigger Event                      Section 8.02(c)
         person                                    Section 9.03(f)
         plan of reorganization                    Section 6.15
         Pooling Affiliate                         Section 6.09(a)
         Proprietary Rights                        Section 3.14
                                     vii
         Proxy Statement                           Section 6.01(a)
         Registration Statement                    Section 6.01(a)
         Representatives                           Section 6.03(a)
         Salomon Brothers                          Section 4.17
         Securities Act                            Section 3.05(b)
         Series D Preferred Stock                  Section 4.03
         Series K Preferred Stock                  Section 4.03
         Series L Preferred Stock                  Section 4.03
         Series M Preferred Stock                  Section 4.03
         Series N Preferred Stock                  Section 4.03
         Series O Preferred Stock                  Section 4.03
         Series P Preferred Stock                  Section 4.03
         Share Issuance                            Section 4.04
         Stock Plan Amendment                      Section 4.04
         Stockholders' Meetings                    Section 6.02
         subsidiary or subsidiaries                Section 9.03(g)
         Surviving Corporation                     Section 1.01
         Taxes                                     Section 3.15(a)

                   AGREEMENT AND PLAN OF MERGER, dated as of May 4, 1997 (this "Agreement"), among James River Corporation of Virginia, a Virginia corporation ("Parent"), James River Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Fort Howard Corporation, a Delaware corporation (the "Company").

                   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

                   WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

                   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

                   WHEREAS, as a condition to, and in connection with the execution of this Agreement, Parent and each of Morgan Stanley Group, Inc., Mellon Bank, N.A., as Trustee for First Plaza Group Trust, and AT&T Investment Management Co. will enter into Support Agreements in the form attached hereto as Exhibits 1(a), 1(b) and 1(c), respectively; and

                   WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

                   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                    THE MERGER

                   SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
                                      2

                   SECTION 1.02. Effective Time. No later than three business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

                   SECTION 1.03.  Effect of the Merger.  At the
         Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                   SECTION 1.04. Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation.

                   SECTION 1.05. Directors and Officers. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                   (b) Parent shall take such action so that, upon the Effective Time, the persons listed on Schedule 1.05(b), subject to availability, shall hold the positions with Parent set forth on Schedule 1.05(b).

                   (c) Prior to the Effective Time, Parent shall (i) increase the number of the members of the Board of Directors of Parent to 15 and (ii) take such action as may be necessary such that the Board of Directors of Parent, immediately following the Effective Time includes the four (4) persons listed on
         Schedule 1.05(c) attached hereto and reasonably satisfactory to Parent (it being understood that the names of the persons will be inserted on Schedule 1.05(c) and such Schedule as so completed shall be delivered by the Company to Parent within 30 days after the date of this Agreement).

                                      3

                                    ARTICLE II

                CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                   SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                   (a) Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.01(b)) shall be converted, subject to Section 2.02(e), into the right to receive 1.375 shares of common stock, par value $0.10 per share ("Parent Common Stock"), of Parent (the "Exchange Ratio"), including the corresponding percentage of a right to purchase shares of Series M Cumulative Participating Preferred Stock of
              Parent pursuant to the Amended and Restated Rights Agreement, dated May 12, 1992, as amended by Amendment No. 1, dated June 8, 1992, between Parent and NationsBank of Virginia, N.A. and as amended by Amendment No. 2, dated January 31, 1996, between Parent and Wachovia Bank of
              North Carolina, N.A.; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common
              Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) hereof.

                   (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                                      4

                   (c) Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                   (d) Parent may, with the Company's consent (which will not be unreasonably withheld), at any time change the method of effecting the acquisition of the Company by Parent, and, upon providing such consent, the Company shall cooperate in such efforts, if and to the extent Parent deems such change to be desirable including, without limitation, to provide for a merger of the Company with and into Parent or a wholly owned subsidiary of Parent, or to provide for mergers among certain of the Subsidiaries of Parent and the Company to occur substantially simultaneously with the Effective Time; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the proposed accounting treatment for the Merger or the proposed tax-free treatment to the Company for the Merger and to the Company's stockholders for receiving the Merger Consideration, (iii) be deemed to cause a breach of the representations set forth in Sections 3.05 and 4.05 to the extent additional consents of third parties are thereby required or (iv) materially delay receipt of any consent referred to in Section 7.01(d) or the consummation of the transactions contemplated by this Agreement.

                   SECTION 2.02.  Exchange of Certificates.
         (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

                   (b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates")
         (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper

                                      5

         delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common
         Stock to which such holder is entitled pursuant to Section
         2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is a Pooling
         Affiliate (as defined in Section 6.09(a)) of the Company unless such affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 6.09(a). In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective
         Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

                   (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined below), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the


                                      6

         Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                   (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                   (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

                   (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.02(a) over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (iii) of this
         Section 2.02(e).

                   (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Company Common Stock are entitled.

                                      7

                   (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.02(c).

                   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

                   (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                   (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

                   (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

                   SECTION 2.03.  Stock Transfer Books.  At the
         Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of

                                      8

         transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

                   SECTION 2.04.  Stock Options and Other Stock Awards.
         (a) Prior to the Effective Time, the Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Company Common Stock (each, a "Company Option") under (i) the Company's Management Equity Plan and 1995 Stock Incentive Plan (the "1995 Plan"), copies of which (as amended through the date hereof) have heretofore been provided to Parent by the Company and (ii) the Amended and Restated Management Equity Participation Agreement, dated as of August 8, 1988, by and among the Company and the other parties signatory thereto, as amended and supplemented from time to time through the date hereof, a copy of which (in the form in effect as of the date hereof) has heretofore been provided to Parent by the Company (collectively, the "Company Stock Option Plans"), to be automatically converted at the Effective Time into an option (a "Parent Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Option multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Parent Common Stock), at a price per share of Parent Common Stock equal to the per-share option exercise price specified in the Company Option divided by the Exchange Ratio (rounded down to the nearest whole cent). Such Parent Option shall otherwise be subject to the same terms and conditions (including provisions regarding vesting and the acceleration thereof) as such Company Option. The 1995 Plan provides that, without any further action on the part of the Company Board of Directors, any Committee thereof, or otherwise, each Company Option granted thereunder that is outstanding immediately prior to the Effective Time shall become fully vested and exercisable as of the Effective Time. The date of grant of the substituted Parent Option shall be the date on which the corresponding Company Option was granted. At the Effective Time, (i) all references in the Company Stock Option Plans and in the related stock option agreements to the Company shall be deemed to refer to Parent; and (ii) Parent shall assume all of the Company's obligations with respect to Company Options as so amended. As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent. As soon as practicable after the Effective Time, to the extent necessary to provide for registration of shares of Parent Common Stock subject to such substituted Parent Options, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent Common Stock and shall


                                      9

         use its best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Parent Options remain outstanding. None of the Company Options are "incentive stock options" within the meaning of Section 422 of the Code.

                   (b) The 1995 Plan provides that, without any further action on the part of the Company Board of Directors, any Committee thereof, or otherwise, each share of Restricted Stock and each Stock Equivalent (as such terms are defined in the 1995 Plan) that is outstanding immediately prior to the Effective Time shall become fully vested as of the Effective Time.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

                   SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means any change in or effect on the business of the Company and the Company Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole. Section 3.01 of the Company Disclosure Schedule sets forth a complete and correct list of all of the Company Subsidiaries. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, neither the


                                      10

         Company nor any Company Subsidiary holds any interest in a partnership or joint venture of any kind.

                   SECTION 3.02. Certificate of Incorporation and By-laws; Corporate Books and Records. (a) The copies of the Company's Restated Certificate of Incorporation (the "Company's Certificate") and Restated By-laws (the "Company's By-laws") that are set forth as exhibits to the Company's Form 10-K for the year ended December 31, 1996 are complete and correct copies thereof. The Company's Certificate and the Company's By-laws are in full force and effect. The Company is not in violation of any of the provisions of the Company's Certificate or the Company's By-laws.

                   (b) In all material respects, the minute books of the Company and the Company Subsidiaries through January 1, 1997 contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Boards of Directors and all committees of the Boards of Directors of the Company and the Company Subsidiaries since January 1, 1995. Complete and accurate copies of all such minute books and of the stock register of the Company and each Company Subsidiary have been made available by the Company to Parent.

                   SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (a) 100,000,000 shares of Company Common Stock and (b) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of April 1, 1997, (i) 74,639,227 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 3,678 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (iii) 4,637,363 shares of Company Common Stock were reserved for issuance upon exercise of Company Options heretofore granted pursuant to the Company Stock Option Plans,
         (iv) 77,146 shares of Company Common Stock were reserved for issuance pursuant to the Company's Directors' Stock Plan, (v) 263,751 shares of Company Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan and (vi) no shares of Company Preferred Stock were issued or outstanding. Except for 4,637,363 Company Options, 12,000 shares of Restricted Stock and 8,000 Stock Equivalents (as such terms are defined in the Company Stock Option Plans) granted pursuant to the Company Stock Option Plans or agreements or arrangements described in Section 3.03 or 3.09 of the Company Disclosure Schedule (including, but not limited to, the Company's Employee Stock Purchase Plan), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock, or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock, of, or other equity interests in, the

                                      11

         Company or any Company Subsidiary. Since April 1, 1997, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than (i) those shares of capital stock reserved for issuance as set forth in this Section 3.03 or Section 3.03 of the Company Disclosure Schedule and (ii) shares issued in the ordinary course pursuant to the Company's Employee Stock Purchase Plan and the Company's Stock Fund under the Company's Profit Sharing Plan in the ordinary course. The Company has previously provided Parent with a list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan and the number of Company Options outstanding at each such price. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 3.03 or
         Section 3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in
         Section 3.03 of the Company Disclosure Schedule, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness of any Company Subsidiary.

                   SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or to consummate such transactions (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon). The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the


                                      12

         Company's stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger without any further action on the part of the stockholders or the Board of Directors of the Company. To the Company's knowledge, no other state takeover statute is applicable to the Merger.

                   SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) (assuming the stockholder approval set forth in Section 3.04 is obtained) conflict with or violate any provision of the Company's Certificate or the Company's By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in
         Section 3.05(b) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit (as defined in Section 3.06) or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a Company Material Adverse Effect nor
         (B) prevent or materially delay the performance of this Agreement by the Company.

                   (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental, administrative, judicial or regulatory authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the NYSE, state takeover laws, premerger notification requirements of the Hart-Scott-Rodino


                                      13

         Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 3.05(b) of the Company Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent the Company from performing its material obligations under this Agreement or (C) individually or in the aggregate, have a Company Material Adverse Effect.

                   SECTION 3.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Filings (as defined herein) and as it is now being conducted (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (a) have a Company Material Adverse Effect nor
         (b) prevent or materially delay the performance of this Agreement by the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (x) have a Company Material Adverse Effect nor (y) prevent or materially delay the performance of this Agreement by the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property, asset or operation of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Company Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by the Company.

                   SECTION 3.07.  SEC Filings; Financial Statements.
         (a) The Company has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1995 (collectively, the "Company SEC Filings"). The Company SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

                                      14

                   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect). The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

                   (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 1996 included in the Company's Form 10-K for the year ended December 31, 1996, including the notes thereto, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996 that would neither, individually or in the aggregate, (i) have a Company Material Adverse Effect nor (ii) prevent or materially delay the performance of this Agreement by the Company.

                   SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1996, except as contemplated by or as disclosed in this Agreement, as set forth in Section 3.08 of the Company Disclosure Schedule or as disclosed in any Company SEC Filing filed prior to the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Company Material Adverse Effect or an event or development (including in connection with the Merger) that would, individually or in the aggregate, have a Company Material Adverse Effect, (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, or (c) any action taken by the Company or any of the Company Subsidiaries during the period from January 1, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
         Section 5.01.

                   SECTION 3.09.  Employee Benefit Plans; Labor Matters.
         (a) Section 3.09(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee


                                      15

         Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary could incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans"). With respect to each Company Benefit Plan which is a stock-based plan, the Company has heretofore delivered to Parent a true and complete copy of such Company Benefit Plan. With respect to each other Company Benefit Plan, the Company will make available to Parent, promptly after the date hereof, a true and complete copy of such Company Benefit Plan and (i) the most recent annual report (Form 5500) filed with the Internal Revenue
         Service (the "IRS"), (ii) the most recent actuarial report or valuation (if any) relating to any Company Benefit Plan subject to Title IV of ERISA and (iii) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

                   (b) With respect to each Company Benefit Plan which is subject to Title IV of ERISA, (A) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (B) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan for which the 30-day notice requirement has not been waived, except where such reportable event would not have a Company Material Adverse Effect, and (C) no condition exists which would subject the Company or any Company Subsidiary to any fine under Section 4071 of ERISA, except where such condition would not have a Company Material Adverse Effect. No Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA).

                   (c) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which, individually or in the aggregate, would have a Company Material Adverse Effect. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code, except where a violation of any such law, rule or regulation would not have a Company Material Adverse Effect. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where such loss of qualification would not have a Company Material Adverse Effect. Except as set forth in Section 3.09(c) of the Company Disclosure Schedule, no Company Benefit Plan provides


                                      16

         benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any Company Subsidiary or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by the Company or any Company Subsidiary as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

                   (d) Except as set forth in Section 3.09(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries taken as a whole. As of the date of this Agreement, there is no material labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike, slowdown or work stoppage would not have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not have a Company Material Adverse Effect.

                   (e) The Company has identified in Section 3.09(e) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, executive officers, key employees or material consultants of the Company; (ii) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees; and
         (iii) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its employees which contain change in control provisions (the "Company Change in Control Arrangements"). Except as set forth in Section 3.09(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or


                                      17

         otherwise) becoming due to any director or any employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

                   SECTION 3.10. Accounting and Tax Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying under section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                   SECTION 3.11. Contracts; Debt Instruments. Except as disclosed in or attached as exhibits to the Company SEC Filings or as disclosed in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) except as set forth in Section 3.09(e) of the Company Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (ii) as of the date hereof, which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), which requires expenditures in excess of $25 million or which requires annual expenditures in excess of $10 million and is not cancelable within one year, that has not been filed or incorporated by reference in the Company SEC Filings, (iii) which contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to the Company or any of the Company Subsidiaries or which restricts the conduct of any line of business by the Company or any of the Company Subsidiaries or any geographic area in which the Company or any of the Company Subsidiaries may conduct business, in each case in any material respect, or (iv) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and correct copies of all employment and deferred compensation agreements with directors, executive officers and key employees, and material agreements with consultants, which are in writing and to which the Company or any of the Company Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.11, whether or not set forth in Section 3.11 of the Company Disclosure


                                      18

         Schedule, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company or any of the Company Subsidiaries, as applicable, and in full force and effect, and the Company and each of the Company Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Company
         Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect. Set forth in Section 3.11 of the Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and the Company Subsidiaries from that described in the notes to the financial statements incorporated in the Company's Form 10-K for the year ended December 31, 1996.

                   SECTION 3.12. Litigation. Except as disclosed in the Company SEC Filings or in Section 3.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary by or before any Governmental Entity that
         (a) individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or (b) challenges the validity or propriety, or seeks to prevent consummation of, the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Filings or in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Company Material Adverse Effect.

                   SECTION 3.13. Environmental Matters. Except as disclosed in the Company SEC Filings or in Section 3.13 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                   (a) the Company and the Company Subsidiaries (i) are in compliance with all, and are not subject to any asserted liability or, to the Company's knowledge, any liability, in each case with respect to any, applicable Environmental Laws (as defined below), (ii) hold or have applied for all Environmental Permits (as defined below) and (iii) are in compliance with their respective Environmental Permits;

                   (b) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the


                                      19

              Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law;

                   (c)  neither the Company nor any Company Subsidiary
              (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

                   (d) none of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

                   For purposes of this Agreement:

                   "CERCLA" means the Comprehensive Environmental
              Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

                   "Environmental Laws" means any federal, state, local
              or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                   "Environmental Permits" means any permit, approval,
              identification number, license and other authorization required under any applicable Environmental Law.

                   "Hazardous Materials" means (a) any petroleum,
              petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.


                                      20

                   SECTION 3.14. Trademarks, Patents and Copyrights. Except as set forth in Section 3.14 of the Company Disclosure Schedule, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, software, mailing lists, mask works, know-how and other proprietary rights and information, including all applications with respect thereto (collectively, "Proprietary Rights") used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any Proprietary Rights of any third party that, individually or in the aggregate, could have a Company Material Adverse Effect. To the Company's knowledge, there are no infringements of any Proprietary Rights owned by or licensed by or to the Company or any Company Subsidiary that, individually or in the aggregate, could have a Company Material Adverse Effect.

                   SECTION 3.15. Taxes. (a) Except for such matters as would not have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes (as defined below) for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, (ii) all Taxes that are due prior to the Effective Time have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith and
         (iv) the Company and the Company Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

                                      21

                   (b) To the best of the Company's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Company Material Adverse Effect.

                   (c) There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Company Material Adverse Effect.

                   (d) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Company Material Adverse Effect.

                   (e) Except as set forth in the financial statements described in Section 3.07, neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Company Material Adverse Effect.

                   SECTION 3.16. Opinion of Financial Advisor. Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board of Directors of the Company its written opinion dated May 4, 1997, a copy of which opinion has been delivered to Parent, that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.

                   SECTION 3.17. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

                   SECTION 3.18. Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the Merger.


                                      22

                   SECTION 3.19. Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).


                                    ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGER SUB

                   Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

                   SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent, Merger Sub and each other subsidiary of Parent (collectively, the "Parent Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent, Merger Sub and the other Parent Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any change in or effect on the business of Parent, Merger Sub and the Parent Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of Parent and the Parent Subsidiaries taken as a whole. Section 4.01 of the Parent Disclosure Schedule sets forth a complete and correct list of all of the Parent Subsidiaries. Except as set forth in Section 4.01 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary holds any interest in a partnership or joint venture of any kind.

                   SECTION 4.02.  Certificate of Incorporation and
         By-laws; Corporate Books and Records.  (a)  The copies of
         Parent's Articles of Incorporation and By-laws that are set forth as exhibits to Parent's Form 10-K for the year ended
         December 29, 1996 are complete and correct copies thereof.
         Parent has heretofore furnished to the Company a complete and

                                      23

         correct copy of the Certificate of Incorporation and By-Laws, as amended or restated, of Merger Sub. Such Articles of Incorporation, Certificate of Incorporation and By-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles or Certificate of Incorporation or By-laws.

                   (b) In all material respects, the minute books of Parent and the Parent Subsidiaries through January 1, 1997 contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Boards of Directors and all committees of the Boards of Directors of Parent and the Parent Subsidiaries since January 1, 1995. Complete and accurate copies of all such minute books (except for portions relating to deliberations regarding the Merger, which were redacted), and of the stock register of Parent and each Parent Subsidiary have been made available by Parent to the Company.

                   SECTION 4.03. Capitalization. The authorized capital stock of Parent consists of (a) 150,000,000 shares of Parent Common Stock and (b) 5,000,000 shares of preferred stock, par value $10 per share (the "Parent Preferred Stock"). As of February 20, 1997, (i) 86,305,095 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (ii) no shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries. As of December 29, 1996, (i) 30,963,114 shares of Parent Common Stock were reserved for issuance upon exercise of current stock options granted pursuant to the stock based plans set forth in
         Section 4.09(a) of the Parent Disclosure Schedule (the "Parent Stock Option Plans"), upon exercise of future grants of stock options and upon conversion or exchange of Parent Preferred Stock and (ii) of the Parent Preferred Stock, (A) 39,574 shares were designated, and no shares were issued and outstanding, as Series D Cumulative Preferred Stock (the "Series D Cumulative Preferred Stock"), (B) 2,000,000 shares were designated, and 1,999,895 shares were issued and outstanding, as Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock (the "Series K Preferred Stock"), (C) 1,000,000 shares were designated, and 1,000,000 shares (represented by 4,000,000 depositary shares) were issued and outstanding as Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock (the "Series L Preferred Stock"), (D) 150,000 shares were designated, and no shares were issued and outstanding, as Series M Cumulative Preferred Stock (to be increased to 250,000 shares in connection with this Agreement) (the "Series M Preferred Stock"), (E) 280,000 shares were designated, and 264,042 shares (represented by 1,056,168 depositary shares) were issued and outstanding, as Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock (the "Series N Preferred Stock"), (F) 230,000 shares were designated, and 196,230 shares (represented by 3,924,600 depositary shares) were issued and outstanding, as Series O 8-1/4% Cumulative Preferred Stock (the "Series O Preferred Stock"), and (G) 166,667 shares were designated, and 166,644 shares (represented by 166,644,366 depositary shares) were issued and outstanding, as Series P 9% Cumulative Convertible Preferred Stock (the "Series P Preferred Stock"), all of which were validly issued and fully paid, nonassessable and free of preemptive rights. Except for Parent


                                      24

         Options granted pursuant to the Parent Stock Option Plans, shares issuable upon conversion of Parent Preferred Stock or agreements or arrangements described in Section 4.03 or Section
         4.09 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or securities convertible into or exchangeable for such capital stock or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, Parent or any Parent Subsidiary. Since February 20, 1997, Parent has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than those shares of capital stock reserved for issuance as set forth in this Section 4.03. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.
         Except as set forth in Section 4.03 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned by Parent or another
         Parent Subsidiary, is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as set forth in
         Section 4.03 of the Parent Disclosure Schedule, there are no material outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any investment
         (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person, other than guarantees by the Company of any indebtedness of any Parent Subsidiary.

                   SECTION 4.04. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by Parent. Each of (i) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions, (ii) an amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 500,000,000 and to


                                      25

         change Parent's name, as of the Effective Time, to Fort James Corporation (the "Articles Amendment"), (iii) the issuance (the "Share Issuance") of shares of Parent Common Stock in accordance with the Merger and (iv) an amendment to the Stock Incentive Plan of Parent to increase by 8,000,000 the number of shares available for issuance thereunder (the "Stock Plan Amendment"), have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions other than, with respect to (a) the adoption of the Articles Amendment by the affirmative vote of a majority of the votes entitled to be cast, and (b) the adoption of Share Issuance and the Stock Plan Amendment by the affirmative vote of a majority of votes cast, in each case, by the holders of outstanding shares of Parent Common Stock and Series P Preferred Stock, voting together as a class (with the Series P Preferred Stock voting on the basis of 85.47 votes per share). The Board of Directors of Parent has directed that the Articles Amendment, the Share Issuance and the Stock Plan Amendment be submitted to Parent's shareholders for approval at a meeting of such shareholders. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

                   SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) (assuming the shareholder approval set forth in Section 4.04 is obtained) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub or any equivalent organizational documents of any Parent Subsidiary,
         (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any foreign or domestic Law applicable to Parent, Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (iii) except as set forth in Section 4.05(a) of the Parent Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit (as defined in Section 4.06), other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a Parent Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Parent and Merger Sub.

                                      26

                   (b) Except as set forth in Section 4.05(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity, except (i) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the NYSE, state takeover laws, premerger notification requirements of the HSR Act, filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in
         Section 4.05(b) of the Parent Disclosure Schedule and
         (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent Parent from performing its material obligations under this Agreement or
         (C) individually or in the aggregate, have a Parent Material Adverse Effect.

                   SECTION 4.06. Permits; Compliance. Each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Parent SEC Filings (as defined herein) and as it is now being conducted (the "Parent Permits"), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would neither, individually or in the aggregate, (a) have a Parent Material Adverse Effect nor (b) prevent or materially delay the performance of this Agreement by Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would neither, individually or in the aggregate, (x) have a Parent Material Adverse Effect nor (y) prevent or materially delay the performance of this Agreement by Parent. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any Parent Subsidiary or by which any property, asset or operation of Parent or any Parent Subsidiary is bound or affected or
         (ii) any Parent Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Parent Material Adverse Effect nor
         (B) prevent or materially delay the performance of this Agreement by Parent.

                   SECTION 4.07.  SEC Filings; Financial Statements.
         (a) Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1995 (collectively, the "Parent SEC Filings"). The Parent SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a


                                      27

         material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

                   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect). The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

                   (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 29, 1996 included in Parent's Form 10-K for the year ended December 29, 1996, including the notes thereto, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 29, 1996 that would neither, individually or in the aggregate, (i) have a Parent Material Adverse Effect nor (ii) prevent or materially delay the performance of this Agreement by Parent.

                   SECTION 4.08. Absence of Certain Changes or Events. Since December 29, 1996, except as contemplated by or as disclosed in this Agreement, as set forth in Section 4.08 of the Parent Disclosure Schedule or as disclosed in any Parent SEC Filing filed prior to the date hereof, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Parent Material Adverse Effect or an event or development (including in connection with the Merger) that would, individually or in the aggregate, have a Parent Material Adverse Effect, (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Parent or
         (c) any action taken by Parent or any of the Parent Subsidiaries during the period from December 30, 1996 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

                   SECTION 4.09.  Employee Benefit Plans; Labor Matters.
         (a) Section 4.09(a) of the Parent Disclosure Schedule sets forth a true and complete list as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without


                                      28

         limitation, any "employee benefit plan", as defined in section 3(3) of ERISA, maintained or contributed to by Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary could incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Parent Benefit Plans"). With respect to each Parent Benefit Plan which is a stock-based plan, Parent has heretofore delivered to the Company a true and complete copy of such Parent Benefit Plan. With respect to each other Parent Benefit Plan, Parent will make available to the Company, promptly after the date hereof, a true and complete copy of such Parent Benefit Plan and (i) the most recent annual report (Form
         5500) filed with the IRS, (ii) the most recent actuarial report or valuation (if any) relating to any Parent Benefit Plan subject to Title IV of ERISA and (iii) the most recent determination letter, if any, issued by the IRS with respect to any Parent Benefit Plan qualified under Section 401(a) of the Code.

                   (b) Except as set forth in Schedule 4.09(b) of the Parent Disclosure Schedule, with respect to each Parent Benefit Plan which is subject to Title IV of ERISA, (A) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan's actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (B) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Benefit Plan for which the 30-day notice requirement has not been waived, except where such reportable event would not have a Parent Material Adverse Effect, and (C) no condition exists which would subject Parent or any ERISA Affiliate to any fine under Section 4071 of ERISA, except where such condition would not have a Parent Material Adverse Effect. Except as set forth in Section 4.09(b) of the Parent Disclosure Schedule, no Parent Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA).

                   (c) With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any Parent Subsidiary could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable Law which, individually or in the aggregate, would have a Parent Material Adverse Effect. Each of the Parent Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code, except where a violation of any such law, rule or regulation would not have a Parent Material Adverse Effect. Each of the Parent Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where such loss of qualification would not have a Parent Material Adverse Effect. Except as set forth on Section 4.09(c) of the Parent Disclosure Schedule, no


                                      29

         Parent Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law,
         (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Parent or any Parent Subsidiary, or
         (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by Parent or any Parent Subsidiary as of the Effective Time with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

                   (d) Parent and the Parent Subsidiaries have no obligations or liabilities (whether accrued, absolute, contingent or otherwise) with respect to any collective bargaining agreements that, individually or in the aggregate, would have a Parent Material Adverse Effect.

                   (e) Except as set forth in Section 4.09(e) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Parent or any of its affiliates from Parent or any of its affiliates under any Parent Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

                   SECTION 4.10. Accounting and Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying under section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                   SECTION 4.11. Contracts; Debt Instruments. Except as disclosed in or attached as exhibits to the Parent SEC Filings or as disclosed in Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) except as set forth in Section 4.09(e) of the Parent Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by


                                      30

         the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (ii) as of the date hereof, which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), which requires expenditures in excess of $25 million or which requires annual expenditures in excess of $10 million and is not cancelable within one year, that has not been filed or incorporated by reference in the Parent SEC Filings, (iii) which contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to Parent or any of the Parent Subsidiaries or which restricts the conduct of any line of business by Parent or any of the Parent Subsidiaries or any geographic area in which Parent or any of the Parent Subsidiaries may conduct business, in each case in any material respect, or (iv) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Parent has previously made available to the Company true and correct copies of all employment and deferred compensation agreements with directors, executive officers and key employees, and material agreements with consultants, which are in writing and to which Parent or any of the Parent Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.11, whether or not set forth in Section 4.11 of the Disclosure Schedule, is referred to herein as a "Parent Material Contract." Each Parent Material Contract is valid and binding on Parent or any of the Parent Subsidiaries, as applicable, and in full force and effect, and Parent and each of the Parent Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Parent Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Parent Material Adverse Effect. Neither Parent nor any
         Parent Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Parent Material Adverse Effect. Set forth in Section 4.11 of the Parent Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Parent and the Parent Subsidiaries from that described in the notes to the financial statements incorporated in Parent's Form 10-K for the year ended December 29, 1996.

                   SECTION 4.12.  Litigation.  Except as disclosed in
         the Parent SEC Filings or in Section 4.12 of the Parent
         Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary by or before any Governmental Entity that (a) individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect or (b) challenges the validity or propriety, or seeks to prevent consummation of, the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Filings or in Section 4.12 of the

                                      31

         Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Parent Material Adverse Effect.

                   SECTION 4.13. Environmental Matters. Except as disclosed in the Parent SEC Filings or in Section 4.13 of the Parent Disclosure Schedule or as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

                   (a) Parent and the Parent Subsidiaries (i) are in compliance with all, and are not subject to any asserted liability or, to Parent's knowledge, any liability, in each case with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits and (iii) are in compliance with their respective Environmental Permits;

                   (b) neither Parent nor any Parent Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law;

                   (c) neither Parent nor any Parent Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

                   (d) none of the real property owned or leased by Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

                   SECTION 4.14. Trademarks, Patents and Copyrights. Except as set forth in Section 4.14 of the Parent Disclosure Schedule, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not have a Parent Material Adverse Effect, Parent and each of the Parent Subsidiaries own or possess adequate licenses or other legal rights to use all Proprietary Rights used or held for use in connection with the business of Parent and the Parent Subsidiaries as currently conducted or as contemplated to be conducted, and Parent is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Parent and the Parent Subsidiaries as currently conducted and as


                                      32

         contemplated to be conducted did not, does not and will not infringe in any way any Proprietary Rights of any third party that, individually or in the aggregate, could have a Parent Material Adverse Effect. To Parent's knowledge, there are no infringements of any Proprietary Rights owned by or licensed by or to Parent or any Parent Subsidiary that, individually or in the aggregate, could have a Parent Material Adverse Effect.

                   SECTION 4.15. Taxes. (a) Except for such matters as would not have a Parent Material Adverse Effect, (i) Parent and the Parent Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Parent and the Parent Subsidiaries, (ii) all Taxes that are due prior to the Effective Time have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any of the Parent Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith and (iv) Parent and the Parent Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

                   (b) To the best of Parent's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon Parent, or any of the Parent Subsidiaries, nor has Parent or any of the Parent Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Parent Material Adverse Effect.

                   (c) There are no Tax liens upon any property or assets of Parent or any of the Parent Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Parent Material Adverse Effect.

                   (d)  Neither Parent nor any of the Parent
         Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Parent or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Parent Material Adverse Effect.

                   (e) Except as set forth in the financial statements described in Section 3.07, neither Parent nor any of the Parent Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Parent Material Adverse Effect.

                                      33

                   SECTION 4.16. Ownership of Merger Sub; No Prior Activities. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                   (b) As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Parent. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

                   (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                   SECTION 4.17. Opinion of Financial Advisor. Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Salomon Brothers Inc ("Salomon Brothers") has delivered to the Board of Directors of Parent its written opinion dated May 4, 1997 that, as of such date, the Exchange Ratio is fair from a financial point of view to Parent.

                   SECTION 4.18.  Vote Required.  The votes described in
         Section 4.04 of this Agreement are the only votes of the holders of any class or series of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

                   SECTION 4.19. Brokers. No broker, finder or investment banker (other than Merrill Lynch and Salomon Brothers) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Parent has heretofore made available to the Company a complete and correct copy of all agreements between Parent and each of Merrill Lynch and Salomon Brothers pursuant to which such firms would be entitled to any payment relating to the Merger.

                   SECTION 4.20. Insurance. Parent maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal


                                      34

         industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance).


                                    ARTICLE V

                                    COVENANTS

                   SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as the Company deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, the Board of Directors of the Company shall not (unless required by applicable Laws or stock exchange regulations) cause or permit the Company or any Company Subsidiary to, and shall neither cause nor permit any of the Company's affiliates (over which it exercises control), or any of their officers, directors, employees and agents to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

                   (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents (other than to increase the authorized shares of Company Common Stock to 200,000,000);

                   (b)  issue, sell, pledge, dispose of, grant,
              transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of,
              (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest (including, without limitation,


                                      35

              any phantom interest), of the Company or any Company Subsidiary or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets of the Company or any Company Subsidiary, except (A) the issuance of Company Common Stock upon the exercise of Company Options, (B) pursuant to contracts or agreements in force at the date of this Agreement (C) sales, transfers or dispositions of receivables in connection with the securitization of such receivables or (D) in the ordinary course pursuant to the Company's Employee Stock Purchase Plan or the stock fund under the Company's Profit Sharing Plan;

                   (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends paid by Company Subsidiaries to the Company or to other Company Subsidiaries in the ordinary course) or enter into any agreement with respect to the voting of its capital stock;

                   (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                   (e) except pursuant to the Company's 1997 capital plan, a copy of which has been provided to Parent, (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly-owned Company Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $10,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $10,000,000; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 for the Company and the Company Subsidiaries taken as a whole; or
              (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

                                      36

                   (f) except as set forth in Annex A hereto or as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof as disclosed in Section 3.09 of the Company Disclosure Schedule or Annex A hereto:
              (i) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or (iii) take any affirmative action to accelerate the vesting of any stock-based compensation;

                   (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

                   (h) waive, release, assign, settle or compromise any material claims or litigation except in the ordinary course of business and consistent with past practices;

                   (i) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

                   (j) take any action that would prevent or impede the Merger from qualifying (A) for "pooling-of-interests" accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code;

                   (k)  take any action that is intended or may
              reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

                   (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

                                      37

                   SECTION 5.02. Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in
         Section 5.02 of the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Company shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) Parent shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with such of the customers, suppliers and other persons with which Parent or any Parent Subsidiary has significant business relations as Parent deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in
         Section 5.02 of the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, the Board of Directors of Parent shall not (unless required by applicable Laws or stock exchange regulations) cause or permit Parent or any Parent Subsidiary to, and shall neither cause nor permit any of Parent's affiliates (over which it exercises control), or any of their officers, directors, employees and agents to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

                   (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                   (b)  issue, sell, pledge, dispose of, grant,
              transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of,
              (i) any shares of capital stock of Parent or any Parent Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any phantom interest) of Parent or any Parent Subsidiary or
              (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets of Parent or any Parent Subsidiary, except (A) the issuance of Parent Common Stock upon the exercise of Parent Options or the conversion or exchange of Parent Preferred Stock, (B) the award of options in connection with promotions and new employee hires in the ordinary course of business and consistent with past practice, (C) pursuant to contracts or agreements in force at the date of this Agreement or (D) sales, transfers or dispositions of receivables in connection with the securitization of such receivables;

                                      38

                   (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except (i) for regular quarterly cash dividends at a rate not in excess of $.15 per share of Parent Common Stock,
              (ii) for cash dividends paid on Parent Preferred Stock in accordance with its terms and (iii) for dividends paid by any Parent Subsidiary to Parent or a Parent Subsidiary in the ordinary course) or enter into any agreement with respect to the voting of its capital stock;

                   (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                   (e) except pursuant to the Parent's 1997 capital plan, a copy of which has been provided to the Company
              (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly owned Parent Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $10,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this Section 5.02,
              (B) indebtedness incurred to refinance any existing indebtedness of Parent, the Company or any of their respective subsidiaries in connection with the Merger or
              (C) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $10,000,000; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Parent Material Contract or, except in connection with transactions permitted under this Section 5.02(e), enter into any contract or agreement material to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 for Parent and the Parent Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02(e);

                   (f) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

                                      39

                   (g) waive, release, assign, settle or compromise any material claims or litigation except in the ordinary course of business and consistent with past practice or where such settlement involves the payment of amounts which are not material to Parent and the Parent Subsidiaries taken as a whole;

                   (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

                   (i) take any action that would prevent or impede the Merger from qualifying (A) for "pooling-of-interests" accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code;

                   (j)  take any action that is intended or may
              reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

                   (k) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

                   SECTION 5.03. Cooperation. The Company and Parent shall coordinate and cooperate in connection with (i) the preparation of the Registration Statement and the Proxy Statement, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Parent Material Contracts or Company Material Contracts, in connection with the consummation of the Merger and (iii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers.

                   SECTION 5.04. Notices of Certain Events. Each of the Company and Parent shall give prompt notice to the other of
         (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Company, any Company Subsidiary, Parent or any Parent Subsidiary that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a material default under any Parent Material Contract or Company Material Contract; and (v) any change that is reasonably likely to result in any Parent


                                      40

         Material Adverse Effect or a Company Material Adverse Effect or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

                   SECTION 5.05. Contractual Consents. Prior to or at the Effective Time, each of the Company and Parent shall use its reasonable best efforts to obtain any consents necessary such that the Merger will not constitute a change of control, or any similar event, which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.


                                    ARTICLE VI

                              ADDITIONAL AGREEMENTS

                   SECTION 6.01.  Registration Statement; Proxy
         Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the meetings of the Company's stockholders and Parent's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Proxy Statement to its respective stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of each of Parent and the Company in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the respective directors of Parent and the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel). No modification or withdrawal of such recommendation shall relieve either party of its obligation to submit this Agreement and the transactions contemplated hereby to their respective stockholders in accordance with applicable law.

                                      41

                   No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                   (b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of each of the Stockholders' Meetings (as defined below), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                   (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent, (iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                                      42

                   SECTION 6.02. Stockholders' Meetings. The Company shall call and hold a meeting of its stockholders (the "Company Meeting") and Parent shall call and hold a meeting of its stockholders (the "Parent Meeting" and, together with the Company Meeting, the "Stockholders' Meetings") as promptly as practicable for the purpose of voting upon the approval of the Merger, and Parent and the Company shall use their best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective.

                   SECTION 6.03.  Access to Information;
         Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and
         (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

                   (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated March 24, 1997 between the Company and Parent and the Confidentiality Agreement dated March 24, 1997 between Parent and the Company (collectively, the "Confidentiality Agreements") with respect to the information disclosed pursuant to this Section 6.03.

                   SECTION 6.04.  No Solicitation of Transactions.  (a)
         Each of the Company and Parent will not, directly or indirectly, and will instruct its officers, directors, employees, subsidiaries, affiliates, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, take any action to (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or shareholders, as the case may be) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or participate in any way in discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or (iii) agree to or approve, recommend


                                      43

         or endorse any Competing Transaction, or authorize or permit any of the officers, directors, employees or affiliates of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action. The Company shall notify Parent and Parent shall notify the Company promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company and Parent shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and promptly request that all confidential information furnished on behalf of the Company or Parent be returned. Each of the Company and Parent agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

                   (b)  Notwithstanding anything to the contrary in
         Section 6.04(a), the Board of Directors of each of the Company and Parent may cause Parent or the Company to furnish, pursuant to a customary confidentiality agreement the terms of which, if more favorable to the other party to such confidentiality agreement than those in place with the other party hereto shall be extended to the other party hereto, information to, and may participate in discussions or negotiations with, any person that, unsolicited by it after the day of the signing of this Agreement, has submitted a written proposal to it relating to a Competing Transaction which was not solicited by it or which did not otherwise result from a breach of Section 6.05(a), to the extent that (i) such proposal is received prior to the obtaining of the approval of the Company's stockholders, in the case of the Company, or the shareholders of Parent, in the case of Parent, and (ii) the Board of the Company or Parent (as applicable) determines in good faith that the failure to do so would cause it to breach its fiduciary duties to the Company or its stockholders or Parent or its shareholders under applicable Laws after receipt of advice to such effect from independent legal counsel (who may be such party's regularly engaged independent legal counsel). Such furnishing of information and participation in discussions or negotiations in accordance with this Section 6.05(b) shall not constitute a breach of this Agreement by such party; provided that neither the Company nor Parent shall have any right to terminate this Agreement or otherwise cease performance of its obligations hereunder except pursuant to Article VIII hereof.

                   (c) A "Competing Transaction" with respect to the Company or Parent, respectively, means any of the following involving the Company or Parent, respectively, other than the Merger any proposed (i) merger, consolidation, share exchange, business combination or other similar transaction involving such party (ii) sale, lease, exchange transfer or other disposition directly or indirectly of 25% or more of the consolidated assets of such party and its subsidiaries, taken as a whole, or (iii) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to


                                      44

         acquire beneficial ownership of, 25% or more of the outstanding voting capital stock of the Company or Parent, respectively.

                   SECTION 6.05.  Appropriate Action; Consents; Filings.
         (a) (i) The Company and Parent shall use their best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. The Company and Parent shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Company and Parent to consummate the transactions contemplated by this Agreement.

                   (ii) Each of the parties hereto agrees, and shall cause each of its respective subsidiaries to cooperate and to use their respective best efforts to obtain any government clearances required for completion of the transactions (including through compliance with the HSR Act and any applicable foreign governmental reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of the parties hereto also agrees to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the Merger:


                                      45

         entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; making proposals; entering into and performing agreements or submitting to judicial or administrative orders; selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Parent, the Company or any of their respective subsidiaries; and withdrawing from doing business in a particular jurisdiction. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Each party shall promptly notify the other party of any communication to that party from any Governmental Entity in connection with any required filing with, or approval or review by, such Governmental Entity in connection with the Merger and permit the other party to review in advance any such proposed communication to any Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Notwithstanding any other provision of this Agreement, in connection with seeking any such approval of a Governmental Entity, neither party shall, without the other party's prior written consent (which shall not be unreasonably withheld), commit to any divestiture transaction and neither party shall be required to agree to sell or hold separate and agree to sell, before or after the Effective Time, any of the Company's or Parent's businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets, if such divestiture or such restrictions would, individually or in the aggregate, materially adversely affect the financial condition or results of operations of the Surviving Corporation.

                   (b) (i) The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or
         (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time.

                   (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective


                                      46

         businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                   (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or, to the knowledge of the Company, its subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries, which in either case is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

                   SECTION 6.06. Pooling. (a) From and after the date hereof and until the Effective Time, none of Parent, Merger Sub, the Company, or any of their respective subsidiaries or other affiliates over which they exercise control, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, each of Parent, Merger Sub and the Company shall take all reasonable actions necessary to cause the Merger to be characterized as a pooling of interests for accounting purposes if such a characterization shall be jeopardized by action taken by Parent, Merger Sub or the Company prior to the Effective Time.

                   (b) Parent shall cause financial results covering the first full month of post-Merger combined operations to be published within 90 days after the Effective Time.

                   SECTION 6.07. Letters of Accountants. (a) The Company shall use its best efforts to cause to be delivered to Parent "cold comfort" letters of Arthur Andersen, LLP, its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

                   (b) Parent shall use its best efforts to cause to be delivered to the Company "cold comfort" letters of Coopers &
         Lybrand, L.L.P., its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for

                                      47

         letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

                   SECTION 6.08. Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this
         Section 6.08 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

                   SECTION 6.09. Pooling Affiliates. (a) Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of each person who, in the Company's reasonable judgment is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, a "Pooling Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.09(a), executed by each of the Pooling Affiliates of the Company identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Letters.

                   (b) Not less than 45 days prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of each person who, in Parent's reasonable judgment is a Pooling Affiliate of Parent. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall deliver or cause to be delivered to the Company, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.09(b), executed by each of the Pooling Affiliates of Parent identified in the foregoing list.

                                      48

                   SECTION 6.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the NYSE or the National Association of Securities Dealers, Inc.

                   SECTION 6.11. NYSE Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger, and shall use all reasonable efforts to cause such shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

                   SECTION 6.12. Employee Matters. Annex A hereto sets forth certain additional agreements among the parties hereto with respect to employee benefit matters and is hereby incorporated herein by reference.

                   SECTION 6.13.  [Intentionally Omitted]

                   SECTION 6.14. Indemnification of Directors and Officers. (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Certificate and the Company's By-laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or its subsidiaries.

                   (b) The Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, trustee, fiduciary, employee or agent of the Company and each Company Subsidiary and each such person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the


                                      49

         event of any such claim, action, suit, proceeding or investigation, (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company and Parent and the Surviving Corporation shall cooperate in the defense of any such matter.

                   (c) For six years from the Effective Time, the Surviving Corporation shall use its best efforts to provide to the Company's current directors and officers liability insurance protection of the same kind and scope as that provided by the Company's directors' and officers' liability insurance policies (copies of which have been made available to Parent); provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.14(c), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

                   (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns
         (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.14.

                   (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 6.14 applies without the consent of such affected director, officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section 6.14 applies shall be third-party beneficiaries of this Section 6.14).

                   SECTION 6.15. Plan of Reorganization. The Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving

                                      50

         Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

                   SECTION 6.16.  Headquarters.  As promptly as
         reasonably practicable after the Effective Time, Parent shall cause its executive headquarters to be relocated to the Chicago, Illinois area.

                   SECTION 6.17. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.


                                   ARTICLE VII

                                CLOSING CONDITIONS

                   SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                   (a)  Effectiveness of the Registration Statement.
              The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

                   (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and the matters specified in Section 4.04 shall have been approved by the requisite affirmative vote of the Parent Common Stock and the Series P Preferred Stock.

                   (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                                      51

                   (d) Consents and Approvals. All consents, approvals and authorizations set forth in Section 3.05 or 4.05 or the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule required to be obtained to consummate the Merger shall have been obtained, except for such consents, approvals and authorizations the failure of which to obtain would not have a Company Material Adverse Effect or a Parent Material Adverse Effect after the Effective Time.

                   (e) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

                   (f) NYSE. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                   SECTION 7.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

                   (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule under Section 6.08, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

                   (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

                   (c) Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Parent, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective


                                      52

              Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (iii) no gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time, which opinion shall be reasonably satisfactory in form and substance to the Parent. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain stockholders of Parent and the Company.

                   (d) Accountant Letters. Parent shall have received from the Company "cold comfort" letters of Arthur Andersen, LLP, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, in form and substance satisfactory to Parent, and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

                   (e) Pooling Opinion. Parent shall have received the opinion of Coopers & Lybrand, L.L.P., dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

                   SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

                   (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement, without giving effect to any update to the Parent Disclosure Schedule under Section 6.08, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall

                                      53

              have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

                   (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

                   (c) Employment Agreements. Parent shall have proffered executed employment agreements to (i) Michael T. Riordan substantially in the form attached to Annex A as Exhibit A and (ii) each of the individuals listed on
              Schedule I to Exhibit B to Annex A substantially in the form attached as Exhibit C to Annex A or, if applicable, substantially on the terms described on Exhibit B to Annex A.

                   (d) Registration Rights Agreement. Parent shall have executed and delivered a Registration Rights
              Agreement substantially in the form of Exhibit 7.03(d) attached hereto with such changes thereto as the Stockholders (as defined therein) shall reasonably request, which changes shall be reasonably satisfactory to Parent.

                   (e) Stockholders Agreement. Parent shall have executed and delivered a Stockholders Agreement substantially in the form of Exhibit 7.03(e) attached hereto.

                   (f) Tax Opinion. The Company shall have received the opinion of Shearman & Sterling, in form and substance reasonably satisfactory to the Company based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (iii) no gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain stockholders of Parent and the Company.

                   (g) Accountant Letters. The Company shall have received from Parent "cold comfort" letters of Coopers & Lybrand, L.L.P., dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in form and substance satisfactory to the Company,


                                      54

              and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

                   (h) Pooling Opinion. The Company shall have received the opinion of Arthur Andersen LLP, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.


                                   ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                   SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company and Parent:

                   (a)  by mutual consent of Parent and the Company;

                   (b) (i) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.02(a) or Section 7.02(b) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

                   (ii) by the Company (provided that the Company is not
              then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.03(a) or Section 7.03(b) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

                   (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

                                      55

                   (d) by either Parent or the Company if the Merger shall not have been consummated before December 31, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; provided, however, that this Agreement may be extended not more than 60 days by Parent or the Company by written notice to the other party if the Merger shall not have been consummated as a direct result of (i) the Company or Parent having failed to receive all regulatory approvals or consents required to be obtained by the Company or Parent with respect to the Merger or
              (ii) the existence of litigation or any governmental proceeding seeking to prevent or prohibit consummation of the Merger; or

                   (e) by either Parent or the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company or the stockholders of Parent at the Stockholders' Meetings or any adjournment or postponement thereof.

                   SECTION 8.02. Effect of Termination. (a) In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent or the Company, other than the provisions of Section 6.03, this Section 8.02 and Section 8.05, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                   (b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by either party pursuant to Section 8.01(d) or (e) based upon the Company having failed to receive the requisite stockholder vote to approve and adopt this Agreement and (i) so long as at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein and (ii) if a Company Trigger Event (as defined herein) shall occur, the Company shall make payment to Parent (within two business days after notice of demand for payment following the Company Trigger Event) by wire transfer of immediately available funds of a breakup fee in the amount of $95,000,000 (the "Company Breakup Fee"). A "Company Trigger Event" shall be deemed to have occurred if, (i) prior to a vote of the Company's stockholders with respect to this Agreement an Acquisition Proposal with respect to the Company shall have been made, and (ii) within one year of termination of this Agreement, (A) the Company shall have entered into a definitive agreement with a third party providing for the acquisition of the Company or a majority of the Company's assets or voting securities by such third party or the consolidation or merger of the Company pursuant to which the Company's stockholders will hold less than 60% of the outstanding voting securities of the resulting corporation immediately following consummation of such transaction or (B)


                                     56

         any third party shall have acquired beneficial ownership of more than 50% of the outstanding voting securities of the Company.

                   (c) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by either party pursuant to Section 8.01(d) or (e) based upon Parent having failed to receive the requisite shareholder vote to approve the matters set forth in Section 4.04 and (i) so long as at the time of such termination the Company is not in material breach of any representation, warranty or material covenant contained herein and (ii) if a Parent Trigger Event (as defined herein) shall occur, Parent shall make payment to the Company (within two business of notice of demand for payment following the Parent Trigger Event by wire transfer of immediately available funds of a breakup fee in the amount of $95,000,000 (the "Parent Breakup Fee"). A "Parent Trigger Event" shall be deemed to have occurred if, (i) prior to a vote of Parent's shareholders with respect to this Agreement, an Acquisition Proposal with respect to Parent shall have been made, and (ii) within one year of termination of this Agreement
         (A) Parent shall have entered into a definitive agreement with a third party providing for the acquisition of Parent or a majority of Parent's assets or voting securities by such third party or the consolidation or merger of Parent pursuant to which Parent's shareholders will hold less than 60% of the outstanding voting securities of the resulting corporation immediately following consummation of such transaction or (B) any third party shall have acquired beneficial ownership of more than 50% of the outstanding voting securities of Parent.

                   SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                   SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
         (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Company Common Stock hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in


                                      57

         writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                   SECTION 8.05. Fees and Expenses. All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.


                                    ARTICLE IX

                                GENERAL PROVISIONS

                   SECTION 9.01. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                   SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                   (a)  If to Parent or Merger Sub, addressed to it at:

                        120 Tredegar Street
                        Richmond, VA  23219
                        Telecopier No.:  (804) 343-4609
                        Attention:  Clifford A. Cutchins, IV

                        With a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019

                                      58

                        Telecopier No.:  (212) 403-2000
                        Attention:  Patricia A. Vlahakis

                   (b)  If to the Company, addressed to it at:

                        1919 South Broadway
                        Green Bay, WI  54304
                        Telecopier No.:  (414) 435-3225
                        Attention:  Secretary

                        With a copy to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, NY 10022
                        Telecopier No.:  (212) 848-7179
                        Attention:  Faith D. Grossnickle


                   SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                   (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

                   (b) "beneficial owner" means with respect to any shares of Company Common Stock or Parent Common Stock a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly,
              (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding,
              (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                                      59

                   (c) "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

                   (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                   (e) "knowledge" will be deemed to be present when the matter in question was brought to the attention of any executive officer of Parent or the Company, as the case may be;

                   (f) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                   (g) "subsidiary" or "subsidiaries" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

                   SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                   SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the


                                      60

         parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

                   SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

                   SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 2.04, 6.06(b), 6.12 or 6.14 or the right to receive the consideration payable in the Merger pursuant to
         Article II, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                   SECTION 9.09. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

                   SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

                   SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                      61


                   IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       JAMES RIVER CORPORATION OF
                                         VIRGINIA


                                       By: /s/ Miles L. Marsh
                                           Name:  Miles L. Marsh
                                           Title: Chairman and Chief
                                                  Executive Officer


                                       JAMES RIVER DELAWARE, INC.


                                       By: /s/ Clifford A. Cutchins, IV
                                           Name:  Clifford A. Cutchins, IV
                                           Title: President



                                       FORT HOWARD CORPORATION


                                       By: /s/ Michael T. Riordan
                                           Name:  Michael T. Riordan
                                           Title: Chairman and Chief
                                                  Executive Officer